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                               PLAN OF DISTRIBUTION PURSUANT

                                       TO RULE 12b-1

                                     (CLASS A SHARES)

PLAN OF DISTRIBUTION adopted as of the 29th day of February, 1996, by American Growth Fund, Inc., a Maryland corporation (the "Fund"), on behalf of its Class A shares.

                                    W I T N E S S T H:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "Act"), as an open-end management investment company; and

WHEREAS, the Fund from time to time will offer Class A shares of common stock, par value $.01 per share; and

WHEREAS, the Fund has entered into a Distribution Agreement with American Growth Fund Sponsors, Inc. (the "Distributor"), pursuant to which the Distributor acts as the exclusive distributor and representative of the Fund in the offer and sale of the Class A shares to the public; and

WHEREAS, the Fund desires to adopt this Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Act, pursuant to which the Fund will pay the Distributor for certain distribution-related expenses incurred, as well as expenses incurred by it with respect to shareholder services, relating to holders of Class A shares of the Fund; and

WHEREAS, the Board of Directors of the Fund (the "Directors") as a whole, and the Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "12b-1 Directors"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan will benefit the Fund and its Class A shareholders, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

NOW THEREFORE, the Fund hereby adopts this Plan on the following terms:

               1.                         Fees; Distribution-Related
Activities; Shareholder Services.

                                          (a)The Fund shall pay the
Distributor a fee under the Plan at the end of each quarter or at such other intervals as the Directors may determine at the annual rate of up to 0.30% of average daily net assets attributable to Class A shares of the Fund. Of such fee, (i) up to 0.25% of such average daily net assets may be used to compensate the Distributor and broker-dealers and other financial institutions ("Securities Firms") for shareholder servicing related to distribution of shares of the class (a "service fee") and (ii)
                the balance may be used to compensate the Distributor and Securities Firms for certain distribution-related activities (a "distribution fee");
                provided, that the sum of any service fee and distribution fee shall not exceed 0.30% of such average daily net assets. Notwithstanding the foregoing, no fee shall be payable hereunder which would cause the Fund to fail to comply with the requirements of Article III,
Section 26 of
                the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

                                          (b)The distribution fee under
paragraph (a) shall be used to compensate the Distributor and/or

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                Securities Firms having agreements with the Distributor for providing distribution assistance to customers and to pay for the preparation, printing and distribution of prospectuses, statements of additional information and periodic financial reports to persons other than current shareholders of the Fund, as well as to pay for the preparation and distribution of sales literature and pay for other promotional and distribution activities.

                                          (c)The service fee payable under
paragraph (a) above shall be used to compensate the
                Distributor and/or Securities Firms for providing personal services such as shareholder liaison services (responding to customer inquiries and providing information on their investment) to Fund shareholders and/or maintaining shareholder accounts.

                                          (d)Payments to Securities Firms
hereunder may take the form of sales commissions or trailer
                commissions.

               2. Payments to Other Parties. The Fund hereby authorizes the Distributor to enter into agreements with Securities Firms to provide compensation to such Securities Firms for activities and services of the type referred to in Section 1 hereof. The Distributor may reallocate all or a portion of its fee to such Securities Firms as compensation for the above-mentioned activities and services. Such agreements shall provide that the Securities Firms shall deliver to the Distributor such information as is reasonably necessary to permit the Distributor to comply with the reporting requirements set forth in Section 4 hereof.

               3. Related Agreements. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

                                          (a)that such agreement may be
terminated at any time, without payment of any penalty, by vote of a majority of the 12b-1 Directors, or by vote of a majority of the outstanding voting securities constituting Class A shares of the Fund, on not more than 60 days' written notice to any other party to the agreement; and

                                          (b)that such agreement shall
terminate automatically in the event of its assignment.

               4. Quarterly Reports. The Treasurer of the Fund shall provide to the Directors and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan with respect to Class A shares of the Fund and any related agreement and the purposes for which such expenditures were made.

               5.                         Term and Termination.

                                          (a)This Plan shall become
effective as of the date hereof, and, unless terminated as herein provided, shall continue from year to year thereafter, so long as such continuance is specifically approved at least annually by votes, cast in person at a meeting called for the purpose of voting on such approval, of a majority of both (i) the Directors of the Fund, and
(ii) the 12b-1
                Directors.

                                          (b)This Plan may be terminated
at any time by vote of a majority of the 12b-1 Directors or
                by vote of a majority of the outstanding voting securities constituting Class A shares of the Fund.

               6.                         Amendments; Shareholder Voting.


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                                          (a)This Plan may not be amended
to increase materially the maximum expenditures permitted
                by Section 1 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities constitutes Class A shares of the Fund, and no material amendment to this Plan shall be made unless approved in the manner provided for the annual renewal of this Plan in Section 5(a) hereof.

                                          (b)Any shareholder vote under
this paragraph shall also require the vote of any class of shares of the Fund that converts or is exchanged automatically into Class A shares of the Fund.

               7. Selection and Nomination of Directors. While this Plan is in effect, the selection and nomination of those Directors of the Fund who are not interested persons of the Fund shall be committed to the discretion of such disinterested Directors.

               8. Recordkeeping. The Fund shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 4 hereof for a period of not less than six years from the date of this Plan, any such related agreement or such reports, as the case may be, the first two years in an easily accessible place.

9. Definition of Certain Terms. For purposes of this Plan, the terms "assignment," "interested person," "majority of the outstanding voting securities" and "principal underwriter" shall have their respective meanings defined in the Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted to either the Fund or the Distributor by the Securities and Exchange Commission, or its staff under the Act.